Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 30, 2020, relating to the balance sheet of Reinvent Technology Partners Z (formerly known as Reinvent Technology Partners B) as of October 7, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from October 2, 2020 (inception) through October 7, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
October 30, 2020